Exhibit 99.1
[PCS Edventures!.com, Inc. Logo]
Imagination in Education

              PCS EDVENTURES! ANNOUNCES SALE TO PCS MIDDLE EAST

        Boise, Idaho - March 28, 2007 - PCS Edventures!.com, Inc. (OTCBB: PCSV-
News) today announced the signing of a License Agreement for Educational Curriculum and Content with PCS Middle East, its sales and distribution partner in the Middle East. The License Agreement is for a fixed license fee in the amount of Seven Million One Hundred Fifty and No/100 US Dollars ($7,150,000) for the following titles from the PCS BrickLab(r) curriculum series: PCS BrickLab(r) ITEA: Grade Series Level 1, PCS BrickLab(r) ITEA: Grade Series Level 2, PCS BrickLab(r) ITEA: Grade Series Level 3, PCS BrickLab(r) ITEA:
Grade Series Level 4, and PCS BrickLab(r) Survey for Level 5. This fixed license fee enables PCS Middle East to translate, localize, and deliver these titles in up to 5,500 sites in the Kingdom of Saudi Arabia, which is part of a larger initiative to deploy the full PCS STEM modules into the Kingdom of Saudi Arabia and throughout other Arabic speaking countries in the Middle East.

	Dr. Mohammed Yasser Refai, Managing Director of PCS Middle East, said "I am delighted to have executed this Agreement to begin the fulfillment of our projects here in the Middle East that I have been cultivating now for over four years. The PCS student centered methods and emphasis on hands-on methodologies promises to transform our educational systems here in the Middle East, and we are excited to begin this process with this large scale deployment of the PCS BrickLab(r) technology education series."

	Tony Maher, PCS Edventures!.com, Inc. Chairman, President, and CEO, said, "We are very pleased to see the several years of hard work that went into the development of the various pilots and programs now starting to pay off. This license for part of the primary stage curriculum solution represents a small subset of our total Science, Technology, Engineering, and Mathematics (STEM) systemic solution that will be implemented into the Middle East. We are happy to see this moving forward in the Middle Eastern region and congratulate Dr. Refai on his success."


About PCS Edventures!
        PCS Edventures! is the recognized leader in the design, development, and delivery of products and services rich in technology, imagination, innovation, and creativity that make learning easier, more engaging, and more effective at all levels. Our product lines range from hands-on learning labs in technology-rich subjects like engineering, science, math, robotics, IT, and electronics to administrative tools designed to help schools manage the enormous amounts of data required in day-to-day school administration. PCS programs operate in over 3,000 sites in all 50 United States as well as in 15 countries Internationally.
Additional information is at http://www.edventures.com
_ _ _
Contact Information:

Financial Contact:  Shannon M. Wilson 1.800.429.3110 X 101

Investor Contact:  Anthony A. Maher 1.800.429.3110 X 102, tmaher@pcsedu.com